EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 21, 2013 relating to the consolidated financial statements and financial statement schedule of Fifth & Pacific Companies, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fifth & Pacific Companies, Inc. and subsidiaries for the year ended December 29, 2012.

/s/ Deloitte & Touche LLP

New York, New York
June 14, 2013